EXHIBIT 99.1

For Immediate Release	Contact: Tom Schaffner
January 11, 2006	(323) 264-5200 ext. 4150

Unified Amends Debt Agreement

At Favorable Terms

LOS ANGELES — Unified Western Grocers, Inc. announced that it has completed an amendment and extension for certain of the Company’s fixed rate senior secured notes with John Hancock Life Insurance Company, which is expected to save Unified in excess of $1 million per year in interest payments.

The Company issued $86 million in senior secured fixed rate notes due 2016, which amend and extend a substantial portion of the Company’s existing senior secured fixed rate notes due to mature in 2008 and 2009. The transaction also yields approximately $6 million in cash proceeds to the Company.

The agreement was finalized on January 6, 2006 following the Company’s strong financial performance (a 46% increase in earnings in fiscal 2005 over the prior year) and a favorable environment for securing low long-term interest rates. The Food Partners, Washington, D.C., served as advisors to Unified on this transaction.

“This financing provides long-term capital to support our Company’s and our members’ growth in addition to reducing the cost of our debt and providing flexibility in our balance sheet,” said Al Plamann, president and chief executive officer, Unified Western Grocers. “From every perspective, this is a positive deal for Unified’s members and customers. John Hancock has been our long-time business partner, and we look forward to continuing the relationship.”

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5200 Sheila Street – Commerce – California 90040 – Tel: (323) 264-5200

Mailing Address: P.O. Box 513396 – Los Angeles – CA 90051-1396

PAGE 2 — UNIFIED AMENDS DEBT AGREEMENT AT FAVORABLE TERMS

Unified Western Grocers, Inc. is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the Western United States. Unified and its subsidiaries, which generated approximately $2.9 billion in sales during fiscal 2005, offer independent retailers all the resources they need to compete in the supermarket industry.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Western Grocers, Inc. based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.